- AS FILED WITH THE SECRETARY OF STATE OF MINNESOTA ON SEPTEMBER 1, 1994 -

                           CERTIFICATE OF DESIGNATION
                                       of
                        CLASS C COMMON SHARES OF SERIES A
                                       of
                              VOYAGEUR FUNDS, INC.

     The undersigned duly elected Secretary of Voyageur Funds, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Corporation on July 26, 1994:

          WHEREAS, the total authorized number of shares of the Corporation is ten trillion, all of which shares are common shares, par value $.01 per share, as set forth in the Corporation's Amended and Restated Articles of Incorporation (the "Articles");

          WHEREAS, ten billion of such shares have been designated in the Articles as Series A Common Shares; and

          WHEREAS, pursuant to Section 5(b) of the Articles, the shares of each Series may be classified by the Board of Directors in one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such class or classes as may be adopted from time to time by the Board of Directors of the Corporation.

          WHEREAS, of the ten billion shares designated as Series A Common Shares, the Board of Directors previously has designated one billion as Series A, Class A Common Shares, one billion as Series A, Class B Common Shares, and one billion as Series A, Class Y Common Shares.

          NOW, THEREFORE, BE IT RESOLVED, that of the seven billion Series A Common Shares remaining undesignated as to class in the Articles, one billion are hereby designated as Series A, Class C Common Shares and the remaining six billion Series A Common Shares shall remain undesignated as to class.

          FURTHER RESOLVED, that the Class C Common Shares designated by these resolutions shall have the relative rights and preferences set forth in the Articles. As provided in Section 5(b) of the Articles, Class C Common Shares designated by these resolutions may be subject to such charges and expenses (including, by way of example but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940 (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b-1 plans, administration plans, service plans or other plans or arrangements, however designated) adopted from time to time by the Board of Directors of the Corporation in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidation of, such Class.

          FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of State of Minnesota a Certificate of Designation setting forth the relative rights and preferences of the Class C Common Shares designated hereby, as required by Section 302A.401, Subd. 3(b) of the Minnesota Statutes.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Corporation this 30th day of August, 1994.


                                    /s/ Theodore E. Jessen
                                    ------------------------------
                                    Theodore E. Jessen, Secretary